EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enviva Partners, LP:

We consent to the incorporation by reference in the registration statements (No. 333-236150 and No. 333-203756) on Form S-8 and registration statement (No. 333-232247) on Form S-3, of Enviva Partners, LP and subsidiaries of our report dated March 1, 2019, with respect to the consolidated balance sheet of Enviva Partners, LP and subsidiaries as of December 31, 2018, and the related consolidated statements of income, comprehensive income, changes in partners’ capital, and cash flows for each of the years in the two-year period then ended, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2019 annual report on Form 10-K of Enviva Partners, LP.

Our report dated March 1, 2019, on the consolidated financial statements refers to a change in the method of accounting for revenue effective January 1, 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) and its subsequent amendments.

McLean, Virginia
February 26, 2020